As filed with the Securities and Exchange Commission on February 8, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
eBay Inc.
(Exact name of registrant as specified in its charter)

Delaware	77-0430924
(State of Incorporation)	(I.R.S. Employer Identification No.)

2145 Hamilton Avenue
San Jose, California 95125
(Address of principal executive offices)

NPX Technologies Ltd. Amended and Restated 2005 Share Option Plan
(Full title of the plan)
Michael R. Jacobson
Senior Vice President, Legal Affairs, General Counsel and Secretary
eBay Inc.
2145 Hamilton Avenue
San Jose, California 95125
(408) 376-7400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed
		Maximum
		Offering	Proposed Maximum	Amount of
Title of Each Class of Securities	Amount to be Registered	Price per Share	Aggregate	Registration
to be Registered	(1)	(2)	Offering Price (2)	Fee
Common Stock, par value $0.001 per share	476,780 (3)	$1.0966	$522,836.95	$20.55

(1)	Pursuant to the Share Purchase Agreement, dated as of January 28, 2008, among Tefnut Ltd. (a subsidiary of eBay Inc.), Fraud Sciences Ltd., the shareholders of Fraud Sciences Ltd., and BRM Capital Fund LP, as the shareholders’ agent (the “Purchase Agreement”), eBay Inc. assumed all of the outstanding options to purchase Common Stock of NPX Technologies Ltd. under the plan referred to above, and such options become exercisable to purchase shares of eBay Inc. Common Stock, with appropriate adjustments to the number of shares and exercise price of each assumed option in accordance with the Purchase Agreement.

(2)	Pursuant to Rule 416(a), this registration statement shall also cover any additional shares of common stock which become issuable under the NPX Technologies Ltd. Amended and Restated 2005 Share Option Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase or decrease in the number of outstanding shares of our common stock.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price are based upon weighted average exercise price for shares subject to outstanding options granted pursuant to the NPX Technologies Ltd. Amended and Restated 2005 Share Option Plan.

(3)	Shares subject to outstanding options as of January 30, 2008 under the NPX Technologies Ltd. Amended and Restated 2005 Share Option Plan.

PART I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
ITEM 1. PLAN INFORMATION
     The document(s) containing the information specified in Item 1 will be sent or given to employees as specified in Rule 428(b)(1) and are not required to be filed as part of this registration statement.
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION
     The document(s) containing the information specified in Item 2 will be sent or given to employees as specified in Rule 428(b)(1) and are not required to be filed as part of this registration statement.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     The following documents filed by eBay Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement:
     (a) Our latest annual report on Form 10-K for the fiscal year ended December 31, 2006, filed on February 28, 2007, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     (b)(1) Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2007, filed on April 25, 2007, and for the quarterly period ended June 30, 2007, filed on July 27, 2007, and for the quarterly period ended September 30, 2007, filed on October 29, 2007.
     (b)(2) Our Current Reports on Form 8-K filed on January 11, 2007, May 4, 2007, July 16, 2007 (as amended by the report filed on July 18, 2007), August 3, 2007, October 1, 2007, December 20, 2007, January 16, 2008 and January 25, 2008.
     (c) The description of the Company’s common stock which is contained in a Registration Statement on Form 8-A filed August 20, 1998, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.
ITEM 4. DESCRIPTION OF SECURITIES
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     As permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company’s Amended and Restated Bylaws provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, (ii) the Company may, in its discretion, indemnify other persons as set forth in the DGCL, (iii) to the fullest extent permitted by the DGCL, the Company is required to advance all expenses incurred by its directors and officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Bylaws are not exclusive, (v) the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents, and (vi) the Company may not retroactively amend the Bylaws provisions relating to indemnity.
     The Company has entered into agreements with its directors and executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements, and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
     Not applicable.

ITEM 8. EXHIBITS
     The following exhibits are filed as part of this registration statement.

Exhibit
Number	Description
5.1	Opinion of Cooley Godward Kronish LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1 to this registration statement).

24.1	Power of Attorney (included on the signature page of this registration statement).

99.1	NPX Technologies Ltd. Amended and Restated 2005 Share Option Plan.
ITEM 9. UNDERTAKINGS
1.	The undersigned registrant hereby undertakes:
     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference herein.
     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on February 8, 2008.

eBay Inc.
/s/ Margaret C. Whitman
Margaret C. Whitman
President, Chief Executive Officer & Director

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS , that each person whose signature appears below constitutes and appoints Margaret C. Whitman, Michael R. Jacobson, and Robert H. Swan, and each or any one of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Margaret C. Whitman

Margaret C. Whitman	President, Chief Executive Officer & Director	February 8, 2008

/s/ John J. Donahoe

John J. Donahoe	CEO-designate & Director	February 8, 2008

/s/ Robert H. Swan

Robert H. Swan	Senior Vice President, Finance & Chief Financial Officer (Principal Financial Officer)	February 8, 2008

/s/ Harlan Baird Radford, III	Vice President, Corporate Controller & Interim Chief Accounting

Harlan Baird Radford, III	Officer (Principal Accounting Officer)	February 8, 2008

/s/ Pierre M. Omidyar

Pierre M. Omidyar	Founder, Chairman of the Board & Director	February 8, 2008

/s/ Fred D. Anderson

Fred D. Anderson	Director	February 8, 2008

/s/ Edward W. Barnholt

Edward W. Barnholt	Director	February 8, 2008

/s/ Philippe Bourguignon

Philippe Bourguignon	Director	February 8, 2008

Signature	Title	Date

/s/ Scott D. Cook

Scott D. Cook	Director	February 8, 2008

/s/ Rajiv Dutta

Rajiv Dutta	President, eBay Marketplaces & Director	February 8, 2008

/s/ William Clay Ford, Jr.

William Clay Ford, Jr.	Director	February 8, 2008

/s/ Robert C. Kagle

Robert C. Kagle	Director	February 8, 2008

/s/ Dawn G. Lepore

Dawn G. Lepore	Director	February 8, 2008

/s/ David M. Moffett

David M. Moffett	Director	February 8, 2008

/s/ Richard T. Schlosberg III

Richard T. Schlosberg III	Director	February 8, 2008

/s/ Thomas J. Tierney

Thomas J. Tierney	Director	February 8, 2008

EXHIBIT INDEX

Exhibit
Number	Description
5.1	Opinion of Cooley Godward Kronish LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1 to this registration statement).

24.1	Power of Attorney (included on the signature page of this registration statement).

99.1	NPX Technologies Ltd. Amended and Restated 2005 Share Option Plan.